Exhibit 99.1

Supernus Announces Third Quarter 2025 Financial Results

•Combined revenues of the Company's four growth products increased 52% to $149.2 million in the third quarter of 2025, compared to the same period in 2024. This strong growth was driven by an increase in net sales of Qelbree® and GOCOVRI®, and the addition of sales from ZURZUVAE® and ONAPGO™.

•Total revenues were $192.1 million in the third quarter of 2025, a 9% increase compared to the same period in 2024.

•Completed the acquisition of Sage Therapeutics, Inc. (Sage) on July 31, 2025.

•Cash, cash equivalents and current marketable securities were approximately $281.2 million at September 30, 2025.

•Increasing full year 2025 revenue guidance and updating full year 2025 operating earnings (loss) guidance to reflect strong performance in the first nine months of 2025.

ROCKVILLE, Md., November 4, 2025 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the third quarter 2025 and associated Company developments.

"Our strong operating results continued into the third quarter of 2025, reflecting continued momentum from Qelbree and GOCOVRI, collaboration revenue from ZURZUVAE, and an encouraging start to the launch of ONAPGO,” said Jack Khattar, President and CEO of Supernus. “Our focus for the remainder of the year and into 2026 will be on the performance of our four growth products and the high-level operating performance across the business to deliver sustained growth and long-term value for shareholders."

Commercial Highlights

•ONAPGO, the first and only subcutaneous apomorphine infusion device for the treatment of motor fluctuations in adults with advanced Parkinson's disease, generated net product sales of $6.8 million in its first full quarter following U.S. commercial launch in April 2025. More than 1,300 enrollment forms were submitted by over 450 prescribers from launch through September 30, 2025.

•Due to stronger than expected demand for ONAPGO, supplier constraints are impacting the Company's ability to fully meet this demand. As a result of this supply imbalance, the Company is prioritizing care for patients currently on ONAPGO. This requires pausing delivery to patients who have not started ONAPGO. The Company is working to build adequate inventory and resume new patient initiation as soon as possible, and will provide timely updates as progress is made in resolving this supply constraint.

•Collaboration revenue from ZURZUVAE was $20.2 million in the third quarter of 2025, representing approximately two months of collaboration revenue reported by Supernus since the closing of the Sage acquisition on July 31, 2025. Collaboration revenue (ZURZUVAE) represents 50% of the net revenues for ZURZUVAE recorded by Biogen Inc. Full third quarter 2025 U.S sales of ZURZUVAE, as reported by Biogen Inc., increased approximately 150% compared to the same period in 2024 and approximately 19% compared to the second quarter of 2025.

•Net sales of Qelbree increased 31% to $81.4 million in the third quarter of 2025, compared to the same period in 2024. Total IQVIA prescriptions(1) for Qelbree were 238,770 for the third quarter 2025, representing an increase of 23% compared to the same period in the prior year.
•Net sales of GOCOVRI increased 15% to $40.8 million in the third quarter of 2025, compared to the same period in 2024, driven by growth in prescriptions and number of prescribers.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Company plans to initiate a follow-on Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400 mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms. The Company expects to initiate the Phase 2b study by the end of 2025.
SPN-443 – Novel stimulant for attention-deficit/hyperactivity disorder (ADHD)
•The Company has selected ADHD as the lead indication for SPN-443 and expects to initiate a Phase 1 single-ascending/multiple-ascending dose study in adult healthy volunteers in 2026.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.

Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change %	2025	2024	Change %
	(unaudited)			(unaudited)
Net product sales
Qelbree	$81.4	$62.4	31%	$223.7	$166.9	34%
GOCOVRI	40.8	35.6	15%	108.2	93.9	15%
APOKYN®	10.4	19.9	(48)%	38.2	53.8	(29)%
Trokendi XR	10.0	15.3	(35)%	34.0	48.4	(30)%
Oxtellar XR	12.1	29.8	(59)%	33.9	86.3	(61)%
ONAPGO	6.8	—	100%	8.4	—	100%
Other(2)	7.0	7.3	(4)%	22.1	22.0	—%
Total net product sales	168.5	170.3	(1)%	468.5	471.3	(1)%
Royalty, licensing and other revenues(3)	3.4	5.4	(37)%	18.7	16.4	14%
Collaboration revenue (ZURZUVAE) (4)	20.2	—	100%	20.2	—	100%
Total revenues	$192.1	$175.7	9%	$507.4	$487.7	4%

Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)(5)	$170.0	$130.6	30%	$439.5	$353.0	25%

Other Financial Highlights
•Operating losses were $60.2 million and $58.3 million for the three and nine months ended September 30, 2025, compared to operating earnings of $40.9 million and $60.3 million for the same periods in 2024. The change in both periods was primarily due to higher selling, general and administrative expenses, which includes approximately $70.0 million of acquisition-related costs from the Sage acquisition, change in contingent consideration loss (gain), and incremental intangible asset amortization expense for ZURZUVAE and ONAPGO intangible assets in 2025.
•Adjusted operating earnings (non-GAAP)(5) were $41.9 million and $110.2 million for the three and nine months ended September 30, 2025, compared to $67.7 million and $135.4 million for the same periods in 2024.
•Net loss and diluted loss per share were $45.1 million and $0.80 for the three months and $34.4 million and $0.61 for the nine months ended September 30, 2025, respectively, compared to net earnings and diluted earnings per share of $38.5 million and $0.69 for the three months and $58.5 million and $1.05 for the nine months ended September 30, 2024, respectively.
•At September 30, 2025, cash, cash equivalents, and current marketable securities were approximately $281.2 million compared to $453.6 million as of December 31, 2024. This decrease was primarily due to the funding of the Sage acquisition, partially offset by cash generated from operations.

Full Year 2025 Financial Guidance

The Company is updating its full year 2025 financial guidance primarily to reflect strong performance in the first nine months of 2025 (dollars in millions):

	Current Guidance (as of November 4, 2025)	Previous Guidance (as of August 5, 2025)
Total revenues (includes approximately $75 million - $85 million of Trokendi XR and Oxtellar XR)(6)(7)	$685 - $705	$670 - $700
Combined R&D and SG&A expenses	$505 - $530	$505 - $530
Operating loss	$(65) - $(75)	$(70) - $(80)
Adjusted operating earnings (non-GAAP)(5)	$125 - $145	$105 - $135
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2025 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) IQVIA data restatement July 1, 2025.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(4) Represents approximately two months of proportionate share of collaboration revenue from Biogen’s sales of ZURZUVAE to customers in the U.S. from July 31, 2025, the closing of the Sage acquisition.
(5) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(6) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenue.
(7) Reflects continued generic erosion of Trokendi XR and generic erosion of Oxtellar XR beginning in September 2024.

Conference Call Details
Supernus will host a conference call and webcast today, November 4, 2025, at 4:30 p.m. Eastern Time to discuss these results. A live webcast will be available in the Events & Presentations section of the Company's Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company's website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company's ability to sustain and increase its profitability; the Company's ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company's corporate strategy; the Company's future financial performance and projected expenditures; the Company's ability to increase the number of prescriptions written for each of its products, and the products of its subsidiaries; the Company's ability to increase its net revenue from its products, and the products of its subsidiaries; the Company's ability to commercialize its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; the Company's ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company's product research and development activities, including the timing and progress of the Company's clinical trials, and projected expenditures; the Company's ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company's product candidates; the Company's ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company's expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company's product candidates; the accuracy of the Company's estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company's ability to increase its manufacturing capabilities for its products and product candidates; the Company's projected markets and growth in markets; the Company's product formulations and patient needs and potential funding sources; the Company's staffing needs; changes to laws and regulations applicable to our industry, the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$151,371	$69,331
Marketable securities	129,789	384,281
Accounts receivable, net	171,254	142,077
Inventories, net	79,399	54,293
Prepaid expenses and other current assets	62,078	36,088
Total current assets	593,891	686,070
Restricted cash	1,450	—
Property and equipment, net	10,627	11,545
Intangible assets, net	623,481	521,912
Goodwill	119,080	117,019
Deferred income tax assets, net	8,793	—
Other assets	62,432	31,527
Total assets	$1,419,754	$1,368,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$108,613	$76,352
Accrued product returns and rebates	184,459	168,705
Contingent consideration, current portion	11,235	47,340
Other current liabilities	26,322	—
Total current liabilities	330,629	292,397
Contingent consideration, long-term	213	—
Operating lease liabilities, long-term	31,422	27,382
Deferred income tax liabilities, net	—	4,961
Other liabilities	7,823	7,600
Total liabilities	370,087	332,340

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 57,119,153 and 55,743,095 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	57	56
Additional paid-in capital	527,700	479,440
Accumulated other comprehensive loss, net of tax	(71)	(189)
Retained earnings	521,981	556,426
Total stockholders' equity	1,049,667	1,035,733
Total liabilities and stockholders' equity	$1,419,754	$1,368,073

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings (Loss)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenues
Net product sales	$168,542	$170,302	$468,525	$471,301
Collaboration revenue (ZURZUVAE)	20,164	—	20,164	—
Royalty, licensing and other revenues	3,397	5,387	18,691	16,357
Total revenues	192,103	175,689	507,380	487,658

Costs and expenses
Cost of revenues(a)	18,965	17,583	51,555	51,808
Research and development	29,366	29,036	78,408	80,149
Selling, general and administrative	179,678	69,753	363,173	242,173
Amortization of intangible assets	24,325	19,488	64,930	59,733
Contingent consideration loss (gain)	—	(1,016)	7,660	(6,466)
Total costs and expenses	252,334	134,844	565,726	427,397

Operating earnings (loss)	(60,231)	40,845	(58,346)	60,261

Other income (expense)
Interest and other income, net	2,277	4,098	11,230	11,227
Total other income (expense), net	2,277	4,098	11,230	11,227

Earnings (loss) before income taxes	(57,954)	44,943	(47,116)	71,488

Income tax expense (benefit)	(12,837)	6,446	(12,671)	12,951
Net earnings (loss)	$(45,117)	$38,497	$(34,445)	$58,537

Earnings (Loss) per share
Basic	$(0.80)	$0.70	$(0.61)	$1.06
Diluted	$(0.80)	$0.69	$(0.61)	$1.05

Weighted average shares outstanding
Basic	56,552,741	55,149,760	56,133,918	54,977,199
Diluted	56,552,741	56,016,350	56,133,918	55,791,185

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change %	2025	2024	Change %
Total revenues (GAAP)(a)	$192.1	$175.7	9%	$507.4	$487.7	4%
Adjustments:
Trokendi XR net product sales	(10.0)	(15.3)	(35)%	(34.0)	(48.4)	(30)%
Oxtellar XR net product sales	(12.1)	(29.8)	(59)%	(33.9)	(86.3)	(61)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)	$170.0	$130.6	30%	$439.5	$353.0	25%
___________________________________________
(a) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenues.
Reconciliation of GAAP Operating Earnings to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating earnings (loss) - As Reported (GAAP)	$(60.2)	$40.9	$(58.3)	60.3
Adjustments:
Amortization of intangible assets	24.3	19.5	64.9	59.7
Share-based compensation(a)(b)	30.7	7.7	46.3	20.1
Contingent consideration loss (gain)	—	(1.0)	7.7	(6.5)
Depreciation	0.5	0.6	1.6	1.8
Other acquisition-related costs(b)	46.6	—	48.0	—
Operating earnings - As Adjusted (non-GAAP)	$41.9	$67.7	$110.2	$135.4
_________________________________________
(a) Includes one-time $22.9 million of compensation expense related to the acceleration of certain Sage equity awards in connection with the Sage Acquisition in July 2025.
(b) Total acquisition-related costs in connection with the Sage Acquisition, which includes the one-time other acquisition-related costs and the one-time $22.9 million compensation expense noted above, were $69.5 million and $70.9 million for the three and nine months ended September 30, 2025, respectively.
Non-GAAP adjusted operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, depreciation, and one-time acquisition-related costs.

Reconciliation of Full Year 2025 Financial Guidance - GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2025 and projected adjusted operating earnings on a non-GAAP basis for the full year 2025 is as follows (dollars in millions):

	Current Guidance (as of November 4, 2025)	Previous Guidance (as of August 5, 2025)
Operating earnings (loss) - GAAP	$(65) - $(75)	$(70) - $(80)
Adjustments:
Amortization of intangible assets	$90 - $100	$90 - $100
Share-based compensation(a)(b)	$53 - $57	$30 - $34
Contingent consideration loss	$7 - $8	$7 - $8
Depreciation	$3 - $3	$3 - $3
Other acquisition-related costs(b)	$48 - $48	$55 - $60
Operating earnings - As Adjusted (non-GAAP)	$125 - $145	$105 - $135
_________________________________________
(a) Includes one-time $22.9 million of compensation expense related to the acceleration of certain Sage equity awards in connection with the Sage Acquisition in July 2025.
(b) Total acquisition-related costs in connection with the Sage Acquisition, which includes the one-time other acquisition-related costs and the one-time $22.9 million compensation expense noted above, were 70.9 million for the nine months ended September 30, 2025.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com